UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): August 30, 2021

Uber Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38902	45-2647441
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1515 3rd Street

San Francisco, California 94158

(Address of principal executive offices, including zip code)

(415) 612-8582

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	UBER	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On August 30, 2021, Uber Technologies, Inc. (“Uber”), together with certain of its affiliates, entered into a Framework Agreement (the “Framework Agreement”) with Yandex N.V. (“Yandex”), pursuant to which, among other things, the parties have agreed to restructure their joint ventures, MLU B.V. (“MLU”) and Yandex Self-Driving Group B.V. (“SDG”).

At an initial closing pursuant to the Framework Agreement (the “Initial Closing”), Uber will sell to Yandex Uber’s entire 18.2% equity interest in SDG and 4.5% of Uber’s equity interest in MLU (collectively, the “Initial Closing Transferred Equity Interests”).

In addition, the parties have agreed to spin-off by way of demerger from MLU the Yandex.Eats, Yandex.Lavka and Yandex.Delivery businesses (the “Demerger”). Immediately following the Demerger, Yandex will acquire all of Uber’s equity interest in such demerged businesses (the “Demerger Shares Closing”).

The total consideration payable by Yandex to Uber in respect of the transferred equity interests under the Framework Agreement will be $1 billion in cash, of which (i) $800 million will be paid at the Initial Closing as partial prepayment for the equity interests to be transferred by Uber to Yandex at the Demerger Shares Closing and as payment for the Initial Closing Transferred Equity Interests, and (ii) $200 million will be paid at the Demerger Shares Closing.

The parties anticipate that the Initial Closing will occur in the third quarter of 2021, and the Demerger Shares Closing will occur late in the fourth quarter of 2021.

In addition, Uber has granted to Yandex an option (the “Call Option”) to acquire Uber’s remaining 29% equity interest in the newly restructured MLU during the two-year period following the Initial Closing, at an initial exercise price of $1.811 billion. Such exercise price will increase in the event that the Call Option is exercised (i) on or after July 1, 2022 and prior to January 1, 2023, to $1.852 billion, plus interest at a rate of 4.5% per annum from August 1, 2022 through the date of the closing of the Call Option, and (ii) on or after January 1, 2023 and prior to the second anniversary of the Initial Closing, to $1.93 billion, plus interest at a rate of 6.5% per annum from February 1, 2023 through the date of the closing of the Call Option.

The boards of directors of both Uber and Yandex have approved the transactions. The Initial Closing is subject to customary closing conditions. The Demerger Shares Closing is subject to the completion of the Demerger and to other customary closing conditions. The transactions are not subject to the approval of the shareholders of either Uber or Yandex. However, the approval of Yandex’s Class A shareholders may be required for the purchase by Yandex of Uber’s remaining equity interest in MLU pursuant to the Call Option. The transactions are not subject to antitrust or other regulatory approvals.

The Framework Agreement contains warranties, indemnities and covenants customary for a transaction of this nature.

Forward Looking Statements

This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the completion of the transactions contemplated by the Framework Agreement. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Uber’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, that conditions to each of the Initial Closing and the Demerger Shares Closing contemplated by the Framework Agreement may not be satisfied, the potential impact on the business of MLU due to the announcement of the transactions contemplated by the Framework Agreement, the occurrence of any event, change or other circumstances that could give rise to the termination of the Framework Agreement, and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see Uber’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Form 10-Qs or Form 8-Ks filed with the Securities and Exchange Commission (the “SEC”). All information provided in this Current Report on Form 8-K is as of the date of this Current Report on Form 8-K and any forward-looking statements contained herein are based on assumptions that Uber believes to be reasonable, and information available to Uber, as of such date. Uber undertakes no duty to update this information unless required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Uber Technologies, Inc.

Dated: August 31, 2021	By:	/s/ Dara Khosrowshahi
Dara Khosrowshahi
Chief Executive Officer